DUFF & PHELPS

CONFIDENTIAL - DRAFT

Discussion Materials

Presentation to the Special Committee of the Board of Directors of Isramco, Inc.

January 10, 2019

The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior written consent of Duff & Phelps, LLC.

Table of Contents

Section

Section 1.

Public Market Data

Public Market Data

Isramco Organizational Structure


J.O.E.L. Jerusalem Oil Exploration Ltd. ("JOEL")
64.60%
12.13%
Naphtha
58.61%
Isramco
Jay Management Company LLC
Isramco Onshore, LLC
AAA Well Service, LLC
AAA Oilfield Services LLC (d/b/a AAA Wireline)
Tamar Royalties LLC
Arrow Midstream LLC
Isramco Energy, LLC
Isramco Resources, LLC
Jay Petroleum LLC
Field Trucking and Services LLC
Entity analyzed by Duff & Phelps

Public Market Data

Isramco Trading Summary

Isramco, Inc. - Common Stock Overview

Stock Price as of January 9, 2019	$118.65
Stock Price as of January 9, 2018	109.45
Stock Price as of January 9, 2017	128.40
30-Day Volume Weighted Average Price ("VWAP")	$118.31
60-Day VWAP	119.29
90-Day VWAP	118.23
52-Week Average Closing Price	$113.68
52-Week High Closing Price (9/20/2018)	125.50
52-Week Low Closing Price (3/9/2018)	94.65
104-Week Average Closing Price	$114.81
104-Week High Closing Price (1/13/2017)	129.05
104-Week Low Closing Price (3/9/2018)	94.65

Isramco, Inc. - Historical Daily Trading Volume (In Thousands)

One-Week Average	0	Two-Week Average	1	One-Month Average	1
% of Shares Outstanding	0.0%	% of Shares Outstanding	0.0%	% of Shares Outstanding	0.0%
% of Float	0.1%	% of Float	0.1%	% of Float	0.1%
Two-Month Average	1	Six-Month Average	1	One-Year Average	1
% of Shares Outstanding	0.0%	% of Shares Outstanding	0.0%	% of Shares Outstanding	0.0%
% of Float	0.1%	% of Float	0.1%	% of Float	0.1%
Two-Year Average	1	Three-Year Average	1	Four-Year Average	1
% of Shares Outstanding	0.0%	% of Shares Outstanding	0.0%	% of Shares Outstanding	0.0%
% of Float	0.1%	% of Float	0.2%	% of Float	0.2%
Total Shares Outstanding (1)	2,718				
Public Float Shares	733				
Public Float %	27.0%				

(1) Based on the latest available data through S&P CapitalIQ

Source: Bloomberg, SEC Filings, and Capital IQ

Public Market Data

Isramco 2-Year Trading History



$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
Share Price
25.00
20.00
15.00
10.00
5.00
0.00
Volume (thousands)
1/9/16
3/9/16
5/9/16
7/9/16
9/9/16
11/9/16
1/9/17
3/9/17
5/9/17
7/9/17
9/9/17
11/9/17
1/9/18
3/9/18
5/9/18
7/9/18
9/9/18
11/9/18
1/9/19

Section 2.

Premiums Paid Analysis

Premiums Paid Analysis – Majority / Minority Deals

Premiums Paid Analysis

Criteria	Number of Transactions	Stock Price Premium (Median) 1-Day Prior (%)	1-Week Prior (%)	1-Month Prior (%)
Oil, Gas, and Consumable Fuels and Energy Equipment and Services	14	31.1%	32.2%	31.7%
All deals with Enterprise Value < $500 million	134	16.1%	18.2%	20.0%
All United States Deals	12	39.1%	46.5%	36.6%
All Israeli Deals	6	19.8%	23.7%	33.8%
All Deals with Majority Shareholder Purchasing Remaining Shares	201	16.7%	18.3%	19.6%
Isramco, Inc. - Stock Price as of 1/8/2019		**$118.65**	**$118.50**	**$121.89**
Proposed Transaction @ $110.36		**(7.0%)**	**(6.9%)**	**(9.5%)**
Isramco, Inc. - Stock Price as of 3/20/2018		**$98.95**	**$94.65**	**$104.00**
Proposed Transaction @ $110.36		**11.5%**	**16.6%**	**6.1%**

Notes:

(1) Data excludes negative premiums

(2) Data includes announced, effective, and closed deals over the prior 3 years

(3) Only includes transactions with a majority shareholder purchasing remaining shares

Source: Capital IQ